EXHIBIT 99.1

Press Release www.shire.com

Holding(s) in Company

April 27, 2016 - Shire plc (LSE: SHP, NASDAQ: SHPG)

1. Identity of the issuer or the underlying issuer of existing shares to which voting rights are attached: ii	Shire plc
2 Reason for the notification (please tick the appropriate box or boxes):
An acquisition or disposal of voting rights	X
An acquisition or disposal of qualifying financial instruments which may result in the acquisition of shares already issued to which voting rights are attached
An acquisition or disposal of instruments with similar economic effect to qualifying financial instruments
An event changing the breakdown of voting rights
Other (please specify):
3. Full name of person(s) subject to the notification obligation: iii	Susan Kilsby (Chairman of Shire plc and proxy holder)
4. Full name of shareholder(s) (if different from 3.):iv	Shareholders appointing the Chairman of Shire plc as proxy
5. Date of the transaction and date on which the threshold is crossed or reached: [v]	26 April 2016
6. Date on which issuer notified:	27 April 2016
7. Threshold(s) that is/are crossed or reached: vi, vii	3%

8. Notified details:
A: Voting rights attached to shares viii, ix
Class/type of shares if possible using the ISIN CODE	Situation previous to the triggering transaction		Resulting situation after the triggering transaction
	Number of Shares	Number of Voting Rights	Number of shares	Number of voting rights		% of voting rights [x]
			Direct	Direct xi	Indirect xii	Direct	Indirect
Ordinary Shares of 5 pence each	21,375	21,375	21,375	21,375	20,351,927	0.0036%	3.4307%
JE00B2QKY057

B: Qualifying Financial Instruments
Resulting situation after the triggering transaction
Type of financial instrument	Expiration date xiii	Exercise/ Conversion Period xiv	Number of voting rights that may be acquired if the instrument is exercised/ converted.	% of voting rights

C: Financial Instruments with similar economic effect to Qualifying Financial Instruments xv, xvi
Resulting situation after the triggering transaction
Type of financial instrument	Exercise price	Expiration date xvii	Exercise/ Conversion period xviii	Number of voting rights instrument refers to	% of voting rights xix, xx
					Nominal	Delta

Total (A+B+C)
Number of voting rights	Percentage of voting rights
20,373,302	3.4343%

9. Chain of controlled undertakings through which the voting rights and/or the financial instruments are effectively held, if applicable: xxi

Proxy Voting:
10. Name of the proxy holder:	Susan Kilsby (Chairman of Shire plc)
11. Number of voting rights proxy holder will cease to hold:	20,351,927
12. Date on which proxy holder will cease to hold voting rights:	At the conclusion of the Annual General Meeting to be held on 28 April 2016, or any adjournment thereof

13. Additional information:	The number of indirect voting rights represents the maximum number of discretionary proxy votes held by the Chairman of Shire plc pursuant to proxies received in respect of the resolutions to be considered by shareholders at the Annual General Meeting to be held on 28 April 2016. The voting rights will expire immediately upon the conclusion of the Annual General Meeting, or any adjournment thereof. The appointment of a proxy shall not preclude a shareholder of Shire plc from attending and voting in person at the Annual General Meeting.

14. Contact name:	Bill Mordan (Company Secretary of Shire plc)
15. Contact telephone number:	+1 781 482 9393

For further information please contact:

Investor Relations
Sarah Elton-Farr	seltonfarr@shire.com	+44 1256 894157

NOTES TO EDITORS

Shire enables people with life-altering conditions to lead better lives.

Our strategy is to focus on developing and marketing innovative specialty medicines to meet significant unmet patient needs.

We focus on providing treatments in Rare Diseases, Neuroscience, Gastrointestinal and Internal Medicine and we are developing treatments for symptomatic conditions treated by specialist physicians in other targeted therapeutic areas, such as Ophthalmics.

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